EXHIBIT 99.1

PetMeds® Adopts Limited Duration Shareholder Rights Plan

Delray Beach, Florida – December 3, 2024 -- PetMed Express, Inc. dba PetMeds and parent company of PetCareRx (NASDAQ: PETS) (“PetMeds” or the “Company”), today announced that its Board of Directors (the “Board”) has adopted a limited duration shareholder rights plan to protect the best interests of all PetMeds shareholders (the “Rights Plan”).

The Board adopted the Rights Plan to protect the investment of shareholders during a period in which it believes shares of the Company do not reflect the inherent value of the business or its long-term growth potential, and during which there have been recent significant accumulations of Company common stock by certain shareholders.

The Rights Plan is intended to enable PetMeds shareholders to realize the long-term value of their investment in the Company by reducing the likelihood that any entity, person, or group is able to gain a control or control-like position in the Company through open market accumulation without paying all shareholders an appropriate control premium or providing the Board sufficient opportunity to make informed judgments and take actions that are in the best interests of all shareholders. The rights plan does not prevent any action that the Board determines to be in the best interest of the Company and its shareholders.

The Rights Plan is not intended to interfere with any sale, merger, tender, exchange offer or other business combination approved by the Board. Nor does the Rights Plan prevent the Board from considering any offer that recognizes the full value of PetMeds and is in the best interests of PetMeds’ shareholders.

Pursuant to the Rights Plan, PetMeds will issue, by means of a dividend, one right for each outstanding share of PetMeds common stock to shareholders of record on the close of business on December 16, 2024. Initially, these rights will not be exercisable and will trade with, and be represented by, the shares of PetMeds common stock.

The Rights Plan is effective immediately and will expire on December 2, 2025, or earlier, as provided in the Rights Plan.

The Rights Plan is similar to other rights plans adopted by publicly-held companies. Under the Rights Plan, the rights generally become exercisable only if a person or group (each, an “acquiring person”) acquires beneficial ownership of 12.5% or more of the outstanding shares of PetMeds common stock in a transaction not approved by the Board. In that situation, each holder of a right (other than the acquiring person, whose rights will become void and will not be exercisable) will be entitled to acquire shares of PetMeds common stock at a 50% discount to the then-current market price. In the Rights Plan, the definition of “beneficial ownership” includes derivative securities. In addition, if PetMeds is acquired in a merger or other business combination after an unapproved party acquires beneficial ownership of 12.5% or more of the outstanding shares of PetMeds common stock, each holder of a right (other than the acquiring person, whose rights will become void and will not be exercisable) would then be entitled to purchase, shares of the acquiring company’s stock at a 50% discount to the then-current market price. The Board, at its option, may exchange each right (other than rights owned by the acquiring person that have become void) in whole or in part, at an exchange ratio of one share of PetMeds common stock per outstanding right, subject to adjustment. Except as provided in the Rights Plan, the Board is entitled to redeem the rights at $0.001 per right.

A person or group that beneficially owns 12.5% or more of the outstanding shares of PetMeds common stock prior to PetMeds’ first public announcement of its adoption of the Rights Plan will not trigger any penalties under the Rights Plan so long as, subject to certain exceptions described in the Rights Plan, it does not increases its ownership of PetMeds common stock at a time when it still beneficially owns 12.5% or more of PetMeds common stock.

Additional information regarding the Rights Plan will be contained in a Current Report on Form 8-K to be filed by PetMeds with the U.S. Securities and Exchange Commission.

About PetMed Express, Inc.

Founded in 1996, PetMeds is a leader in the consumer pet healthcare sector. As a national online retailer with expert pharmacists and licenses across fifty states, PetMeds.com and PetCareRx.com deliver top branded pharmaceuticals, generics, compounded prescription medications and OTC supplements and vitamins that help pets live longer, healthier lives. Leveraging telehealth and insurance partnerships, they offer unparalleled value and convenience that enhance wellness and longevity for dogs, cats, and horses. PetMeds and PetCareRx provides essential pet health offerings through their websites, www.PetMeds.com and www.PetCareRx.com.

Forward Looking Statement

This press release may contain “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve a number of risks and uncertainties, including the Company’s ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such forward-looking statements are set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in the Company’s Annual Report on Form 10-K/A for the year ended March 31, 2023. The Company’s future results may also be impacted by other risk factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and periodic filings on Form 8-K. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company explicitly disclaims any obligation to update any forward-looking statements, other than as may be required by law. If the Company does update one or more forward-looking statements, no inference should be made that the Company will make additional updates with respect to those or other forward-looking statements.

Investor Contact:
ICR, LLC
John Mills
(646) 277-1254

Reed Anderson
(646) 277-1260
investor@petmeds.com